Exhibit 99.4

PJT Partners Inc.

Unaudited Supplemental Adjusted Pro Forma Financial Information

For the Nine Months Ended September 30, 2018

(Dollars in Millions, Except Per Share Data)

The following tables present a summary of results on both a Pro Forma GAAP and As Adjusted basis.

Management believes the non-GAAP measures presented, together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results. The non-GAAP measures remove the significant accounting impact of certain transaction-related compensation and other adjustments not reflective of the Company’s core operations as explained below. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

The Company has presented As Adjusted Net Income and As Adjusted Earnings Per Share in the tables below, which illustrate the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested Partnership Units that have yet to satisfy certain market condition) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

Please refer to the GAAP pro forma condensed combined financial information included in Exhibit 99.3 herein.

PJT Partners Inc.

Unaudited Supplemental Adjusted Pro Forma Financial Information – continued

For the Nine Months Ended September 30, 2018

(Dollars in Millions, Except Per Share Data)

Selected Historical Financial Data for CamberView (GAAP)(1)

	Nine Months Ended September 30,			Year Ended December 31,
	2018		2017	2017	2016
Revenues	$35.4		$25.9	$32.7	$36.6

Expenses
Compensation and Benefits	$19.8		$13.9	$18.8	$18.4
% of Revenues	55.9%		53.6%	57.4%	50.3%

Non-Compensation	$9.0		$5.2	$7.1	$7.2
% of Revenues	25.6%		20.0%	21.7%	19.7%

Operating Income(2)	$6.6	(3)	$6.8	$6.8	$11.0
% of Revenues	18.5%		26.4%	20.9%	30.1%

__________________________

(1)	Refer to the historical consolidated financial statements of CamberView included in Exhibits 99.1 and 99.2 herein.
(2)	Operating income excludes interest expense, foreign exchange adjustments and taxes.
(3)	Includes $1.4 million in transaction-related professional fees and $1.1 million in employee severance. Excluding these expenses, operating income would have been $9.1 million or 25.7% of revenues.

Pro Forma GAAP Combined Financial Data

Revenue Summary

				Twelve Months
				Ended
				September 30,
	Nine Months Ended September 30, 2018			2018
	PJT	CamberView	Pro Forma Combined	Pro Forma Combined
Revenues
Advisory	$318.9	$35.1	$354.0	$514.0
Placement	72.5	—	72.5	106.4
Interest Income & Other	13.5	0.3	13.8	17.3
Total Revenues	$404.9	$35.4	$440.3	$637.6	(1)

_________________________

(1)	CamberView LTM Revenues (ended September 30, 2018) were $42.2 million, up 40.2% versus the same period in 2017.

PJT Partners Inc.

Unaudited Supplemental Adjusted Pro Forma Financial Information – continued

For the Nine Months Ended September 30, 2018

(Dollars in Millions, Except Per Share Data)

Pro Forma GAAP Combined Financial Data

Expense Summary

	Nine Months Ended September 30, 2018
			Pro Forma	Pro Forma
	PJT Partners Inc.	CamberView	Adjustments(1)	Combined
Compensation and Benefits	$297.8	$19.5	$6.7	$324.0
Non-Compensation	82.2	10.8	0.5	93.5
Total Expenses	380.0	30.3	7.2	417.5

Pretax Income	24.8	5.1	(7.2)	22.7
Net Income	30.0	5.0	(7.1)	27.9
Earnings Per Share - Diluted	0.85			0.80

__________________________

(1)	Refer to the pro forma condensed combined financial information included in Exhibit 99.3 herein for detail of these pro forma adjustments.

Summary of Expense Adjustments

	Nine Months Ended September 30, 2018
				Non-Recurring		Pro Forma
	Pro Forma	Transaction		CamberView		Combined
	Combined	Related		Expenses		As Adjusted
Compensation and Benefits	$324.0	$(45.4)	(1)	$(1.1)	(3)	$277.5
Non-Compensation	93.5	(7.0)	(2)	—		86.5
Total Expenses	417.5	(52.3)		(1.1)		364.1

Pretax Income	22.7	52.3		1.1		76.2
Provision (Benefit) for Taxes	(5.2)	22.1	(4)	0.3		17.2
Net Income	27.9					59.0

Earnings Per Share - Diluted	0.80					1.42

__________________________

(1)

This adjustment adds back to Pro Forma GAAP Pretax Income transaction-related equity-based compensation expense consisting of (i) amortization of equity awards granted as part of the spin-off from Blackstone, and (ii) amortization of equity-based and cash awards granted in connection with the CamberView acquisition on October 1, 2018.

(2)

This adjustment adds back to Pro Forma GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO and amounts for the amortization of intangible assets identified in connection with the acquisitions of PJT Capital LP on October 1, 2015 and CamberView on October 1, 2018. This adjustment also adds back to Pro Forma GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions.

(3)	This adjustment adds back to Pro Forma GAAP Pretax Income amounts related to employee severance.
(4)

This adjustment reflects the tax impact on adjustments to compensation and non-compensation expense described above, assuming all Partnership Units (excluding the unvested Partnership Units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects. Of the $22.1 million adjustment, approximately $15.3 million relates to the tax impact of the transaction-related adjustments, with the remaining $6.8 million resulting from the adjustment to assume all income is subject to corporate-level tax.

PJT Partners Inc.

Unaudited Supplemental Adjusted Pro Forma Financial Information – continued

For the Nine Months Ended September 30, 2018

(Dollars in Millions, Except Per Share Data)

Summary Data – GAAP and As Adjusted

	Nine Months Ended September 30, 2018
	Pro Forma Combined		PJT Standalone
	GAAP	As Adjusted	GAAP	As Adjusted
Compensation and Benefits	$324.0	$277.5	$297.8	$259.1
% of Revenues	73.6%	63.0%	73.6%	64.0%

Non-Compensation	$93.5	$86.5	$82.2	$79.4
% of Revenues	21.2%	19.7%	20.3%	19.6%

Pretax Income	$22.7	$76.2	$24.8	$66.3
% of Revenues	5.2%	17.3%	6.1%	16.4%

Net Income	$27.9	$59.0	$30.0	$51.6

Earnings Per Share - Diluted	$0.80	$1.42	$0.85	$1.30

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